                                                      Pursuant to Rule 424(b)(3)
                                                              File No. 333-81081

                        SECOND SUPPLEMENT TO PROSPECTUS
                               DATED JULY 9, 1999


                               MESSAGEMEDIA, INC.

                                ---------------


        The Prospectus effective as of June 26, 1999 and supplemented on July 2, 1999, is hereby supplemented. Our Common Stock is currently traded on the Nasdaq National Market under the symbol "MESG". In addition, the Prospectus is supplemented as follows to restate, in its entirety, the "Selling
Securityholders" and "Plan of Distribution" sections on pages 12-15 of the Prospectus.


                             SELLING SECURITYHOLDERS

        We are registering for resale certain shares of MessageMedia common stock, including shares of MessageMedia common stock issuable upon exercise of certain warrants. The following table sets forth (i) the name of the Selling Securityholders; (ii) the number and percent of shares of MessageMedia common stock that the Selling Securityholders beneficially owned prior to the offering for resale of any of the shares of MessageMedia common stock being registered hereby; (iii) the number of shares of MessageMedia common stock that may be offered for resale for the account of the Selling Securityholders pursuant to this Prospectus (the "Resale Shares"); and (iv) the number and percent of shares of MessageMedia common stock to be held by the Selling Securityholders after the offering of the Resale Shares (assuming all of the Resale Shares are sold by the Selling Securityholders). The term "Selling Securityholder" includes the securityholders listed below.


                                             SHARES BENEFICIALLY OWNED                      SHARES BENEFICIALLY OWNED
                                                 PRIOR TO OFFERING         NUMBER OF            AFTER OFFERING(2)
                                            ---------------------------   SHARES BEING      -------------------------
SELLING SECURITYHOLDERS (1)                   NUMBER         PERCENT(3)     OFFERED           NUMBER      PERCENT(3)
----------------------------------------    ----------       ----------  ---------------    ----------    ----------
Andrew C. Currie (4) ...................     1,819,795              4.1%    1,819,795                0          --
Brian P. Makare (5) ....................       992,616              2.2%      992,616                0          --
Bradley A. Feld (6) ....................    11,568,391             26.2%      496,308       11,072,083          25.1%
SOFTVEN No. 2 Investment
   Enterprise Partnership ..............       879,488              2.0%      879,488                0          --
Dan Lynch ..............................       255,665              1.0%      255,665                0          --
John Strauss ...........................       191,748                *       191,748                0          --
WHP Family Limited Partnership .........        63,916                *        63,916                0          --
Catalyst Infotech Development
   Fund, L.P. ..........................            70                *            70                0          --
Grandhaven L.L.C .......................        75,953                *        75,953                0          --
Hexagon Investments L.L.C ..............        75,953                *        75,953                0          --
Labyrinth Enterprises L.L.C ............        75,953                *        75,953                0          --
Legacy Enterprises L.L.C ...............        75,953                *        75,953                0          --
Athena West ............................        60,838                *        31,518           29,320             *
Business Plan Associates ...............        23,455                *        23,455                0          --
Thomas Bartel ..........................        10,443                *        10,443                0          --
Alan Welty .............................         9,894                *         9,894                0          --
Intensity Channels, Inc. ...............         6,596                *         6,596                0          --
Daniel Diekhoff ........................         4,947                *         4,947                0          --
Mueller & Company Inc. .................        97,750(7)             *        97,750(7)             0          --
The Jerusalem Fund Inc. ................         4,250(7)             *         4,250(7)             0          --
Irwin Katsof ...........................         1,700(7)             *         1,700(7)             0          --
Millenco, L.P. .........................       151,300(7)             *       151,300(7)             0          --
Connie Lerner ..........................        17,000(7)             *        17,000(7)             0          --
DBI, L.L.C .............................     1,234,952(8)           2.8%      547,250(8)       687,702          --
Derek Scruggs ..........................       270,442(8)           1.0%      119,842(8)       150,600          --
Illinois Development Finance
   Authority ...........................       145,653(8)             *        64,544(8)        81,109          --
John Stafford ..........................        55,736(8)             *        24,698(8)        31,038          --
Anthony O. Brown .......................        56,577(8)             *        25,072(8)        31,505          --




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
Marshall Toplansky .....................        32,144(8)             *        14,244(8)        17,900          --
Scott Musser ...........................         9,816(8)             *         4,350(8)         5,466          --
Valerie Anderson .......................        38,015                *        38,015                0          --
Craig Dawson ...........................        30,660                *        30,660                0          --
Dwan Family L.P. .......................        34,787                *        34,787                0          --
Hal M. Spitz ...........................         4,876                *         4,876                0          --
John P. Raeder, Jr .....................        20,560                *        20,560                0          --
William G. Alexander ...................         2,437                *         2,437                0          --
Retirement Accounts & Co., FBO
   Ronald Charles Given ................         2,437                *         2,437                0          --
Richard Leavitt ........................         2,437                *         2,437                0          --
Robert W. Pinna ........................         2,437                *         2,437                0          --
Bruce D. Bower .........................         1,218                *         1,218                0          --
Al Davis ...............................         2,443                *         2,443                0          --
Walter W. O'Haire ......................         1,218                *         1,218                0          --
Retirement Accounts & Co., FBO
   Reuben K. Sparks III ................         1,218                *         1,218                0          --
Richard C. Wham and Julie K. Wham
   JT ..................................        19,334                *        19,334                0          --
Ronald S. Johnson ......................           612                *           612                0          --
John A. F. Smith .......................           612                *           612                0          --
James Manson Temple ....................        24,963                *        24,963                0          --
The Wiegers Family Foundation ..........        24,963                *        24,963                0          --
First National Bank, Agent for
   Dwyer, Huddleson & Ray, 401(k)
   Profit Sharing Plan .................        19,970                *        19,970                0          --
Greenwood Gulch Ventures, LLC ..........        19,970                *        19,970                0          --
John William Street ....................        22,415                *        22,415                0          --
Sensor Technology Development
   Fund, LLC ...........................        15,976                *        15,976                0          --
Charles J. Vasilius ....................        14,976                *        14,976                0          --
Bruce M. Johnson .......................        12,481                *        12,481                0          --
Ronald J. Muns .........................        12,481                *        12,481                0          --
Gerard A. Maglio and Deborah M.
   Maglio, JTWOS .......................        12,481                *        12,481                0          --
David M. Stern and Mary S. Stern,
   JT ..................................        11,233                *        11,233                0          --
Willem H.J. Andersen ...................         9,985                *         9,985                0          --
Mary Beazley ...........................        11,203                *        11,203                0          --
Dr. William W. Reenstra ................         9,985                *         9,985                0          --
Dr. William W. Reenstra TTEE ...........         9,985                *         9,985                0          --
James M. Kunigenas and Donna L.
   Jeker JT ............................         7,488                *         7,488                0          --
GC&H Investments .......................         6,239                *         6,239                0          --
LaBerge Associates Inc. ................         6,239                *         6,239                0          --
Martin Erzinger, Smith Barney
   Inc. Rollover Custodian .............         5,491                *         5,491                0          --
Daniel C. Toney ........................         6,239                *         6,239                0          --



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
Joel William Achramowicz ...............         4,991                *         4,991                0          --
Ed Bierdemen ...........................         4,991                *         4,991                0          --
Carl D. Carman .........................         7,443                *         7,443                0          --
Ann T. Dwan ............................         4,991                *         4,991                0          --
Wayne J. Lonowski ......................         4,991                *         4,991                0          --
Dain Bosworth C/F Gary Feffer IRA ......         4,991                *         4,991                0          --
Dain Bosworth C/F Ronald
   Stockdale IRA .......................         4,991                *         4,991                0          --
Pain Webber Inc., FBO IRA Account
   of Jeanne A. Thomas .................         4,991                *         4,991                0          --
Elizabeth McNamara and Michael J.
   McNamara ............................         4,991                *         4,991                0          --
MTR Investment Club ....................         4,991                *         4,991                0          --
Mary Clare Dwan ........................         4,991                *         4,991                0          --
Lincoln Trust Company, Cust. FBO
   Collis R. Woodward, Jr ..............         2,494                *         2,494                0          --
Paul Hines .............................         2,494                *         2,494                0          --

---------------------

* less than 1%

        (1) This table is based upon information supplied to us by the Selling Securityholders.

        (2)    Assumes the sale of all of the Resale Shares.

        (3) Applicable percentage of ownership is based on 44,181,722 shares of MessageMedia common stock issued and outstanding on May 31, 1999, adjusted as required by rules promulgated by the SEC.

        (4) Mr. Currie is the Vice President of Product Development of MessageMedia.

        (5)    Mr. Makare is the Vice President of Engineering of MessageMedia.

        (6) Mr. Feld is the Co-Chairman of the Board of MessageMedia. Includes 10,560,349 shares held of record by SOFTBANK Technology Ventures IV, 15,426 shares held of record by SOFTBANK Technology Advisors Fund and 496,308 shares held by Mr. Feld. Mr. Feld is the Managing Director of SOFTBANK Technology Ventures IV and SOFTBANK Technology Advisors Fund and disclaims beneficial ownership of the shares held by such entities except to the extent of his pro rata partnership interest.

        (7) Represents warrants exercisable for the same number of shares of MessageMedia common stock at an exercise price of $1.00 per share.

        (8) Includes for (i) DBI, L.L.C., warrants to purchase 171,016 shares of MessageMedia common stock at an exercise price of $6.00 and 171,016 shares of MessageMedia common stock at $8.00; (ii) Derek Scruggs, warrants to purchase 37,451 shares of MessageMedia common stock at an exercise price of $6.00 and 37,451 shares of MessageMedia common stock at $8.00; (iii) Illinois Development Finance Authority warrants to purchase 20,170 shares of MessageMedia common stock at an exercise price of $6.00 and 20,170 shares of MessageMedia common stock at $8.00; (iv) John Stafford, warrants to purchase 7,718 shares of MessageMedia common stock at an exercise price of $6.00 and 7,718 shares of MessageMedia common stock at $8.00; (v) Anthony O. Brown, warrants to purchase 7,835 shares of MessageMedia common stock at an exercise price of $6.00 and 7,835 shares of MessageMedia common stock at $8.00; (vi) Marshall Toplansky warrants to purchase 4,451 shares of MessageMedia common stock at an exercise price of $6.00 and 4,451 shares of MessageMedia common stock at $8.00; and (vii) Scott Musser warrants to purchase 1,359 shares of MessageMedia common stock at an exercise price of $6.00 and 1,359 shares of MessageMedia common stock at $8.00.



                                       3.
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                              PLAN OF DISTRIBUTION

        The Resale Shares may be sold from time to time by the Selling Securityholders in one or more transactions at fixed prices, at market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. The Selling Securityholders may offer their Resale Shares in one or more of the following transactions:

        - On any national securities exchange or quotation service on which the MessageMedia common stock may be listed or quoted at the time of sale, including the Nasdaq National Market;

        -      In the over-the-counter market;

        -      In private transactions;

        -      Through options;

        -      By pledge to secure debts or other obligations; or

        -      A combination of any of the above transactions.

        The Selling Securityholders may effect such transactions by selling to or through one or more broker-dealers, and such broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Securityholders. The Selling Securityholders and any broker-dealers that participate in the distribution may, under certain circumstances, be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and any profits realized on any resale of the Resale Shares by them might be deemed to be underwriting discounts and commissions under the Securities Act.

        Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the Resale Shares may not simultaneously engage in market making activities with respect to MessageMedia's common stock for a period of two business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Securityholders and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act and the rules and regulations thereunder, including without limitation, Regulation M under the Exchange Act, which may limit the timing of purchases and sales of shares of MessageMedia common stock by the Selling Securityholders or any such other person.

        We will make copies of this Prospectus available to the Selling Securityholders and have informed the Selling Securityholders of the need for delivery of a copy of this Prospectus to each purchaser of the Resale Shares prior to or at the time of any sale of the Resale Shares.

        The Selling Securityholders will pay all underwriting discounts, commissions, transfer taxes and other expenses associated with the sale of the Resale Shares by them. We will pay all costs and expenses associated with the registration of the Resale Shares. We estimate that our expenses in connection with this offering will be approximately $11,000.


             The date of this Prospectus Supplement is July 9, 1999



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